Exhibit 99.1

SONIC AUTOMOTIVE, INC. PROJECTS FIRST QUARTER RESULTS

CHARLOTTE, NC (APRIL 19, 2005) – Consistent with its expectations for a challenging first quarter, Sonic Automotive, Inc. (NYSE: SAH), a leader in automotive retailing, today announced that first quarter 2005 earnings from continuing operations is projected at $0.45 per diluted share, compared to $0.51 for the same quarter last year. The projected results for the quarter include charges of $0.02 from hail damage in the Southeast markets.

O. Bruton Smith, the Company’s Chairman and Chief Executive Officer stated, “As previously communicated, we expected the first quarter to be challenging. The shortfall to last year for the quarter was created in January and February. The primary causes for the shortfall were excess inventory in the industry, sales pulled forward from January into December, and higher interest costs. Although these challenges continued, the month of March produced good performance. ”

The Company has revised its target for earnings per share from continuing operations for the year to $2.25 to $2.40. Mr. Smith added, “While we continue to believe that second half operating performance will reflect notable improvement over last year, the environment in the second quarter remains uncertain. However, we are confident in our strategy, continue to make progress in improving operating processes and continue to generate strong cash flow. We also are pleased with the recent upgrade in our credit rating outlook by Moody’s.”

MANAGEMENT WILL BE HOLDING A CONFERENCE CALL TO DISCUSS FIRST QUARTER RESULTS ON TUESDAY, APRIL 26 AT 11:00 A.M. EASTERN TIME. TO PARTICIPATE, PLEASE DIAL 877-791-3416. INTERNATIONAL CALLERS DIAL 706-643-0958 - OR YOU CAN ACCESS THE CALL AT www.ccbn.com OR www.sonicautomotive.com.

About Sonic Automotive, Inc.

Sonic Automotive, Inc., a Fortune 300 Company, is one of the largest automotive retailers in the United States operating 187 franchises and 39 collision repair centers. Sonic can be reached on the Web at www.sonicautomotive.com.

Included herein are forward-looking statements, including statements with respect to anticipated earnings per share, industry conditions and operating performance. There are many factors that affect management’s views about future events and trends of the Company’s business. These factors involve risk and uncertainties that could cause actual results or trends to differ materially from management’s view, including without limitation, economic conditions, risks associated with acquisitions and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. The Company does not undertake any obligation to update forward-looking information.

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